Exhibit 12.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398 www.procopio.com

EXHIBIT 12.1

March 2, 2021

My Racehorse CA LLC

250 W. 1st Street, Suite 256

Claremont, California 91711

Re:          Post-Qualification Amendment No. 22 to Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to MyRacehorse CA LLC, a Nevada series limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A as amended by the Post-Qualification Offering Circular Amendment No. 22 (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of:

(i)	up to 10,000 of the Company’s Series Future Stars Stable Interests;
(ii)	up to 1,020 of the Company’s Series Just Louise 19 Interests;
(iii)	up to 10,200 of the Company’s Series Lost Empire 19 Interests;
(iv)	up to 4,100 of the Company’s Series Cayala 19 Interests;
(v)	up to 410 of the Company’s Series Consecrate 19 Interests;
(vi)	up to 25,000 of the Company’s Series Collusion Illusion Interests;
(vii)	up to 10,200 of the Company’s Series Monomoy Girl Interests;
(viii)	up to 5,100 of the Company’s Series Got Stormy Interests;
(ix)	up to 1,020 of the Company’s Series Motion Emotion Interests;
(x)	up to 510 of the Company’s Series Social Dilemma Interests; and
(xi)	up to 10,000 of the Company’s Series Action Bundle Interests

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The foregoing are collectively referred to herein as the “Interests”, in each case as defined in the Amended and Restated Operating Agreement of the Company, dated as of September 4, 2018 (the “Operating Agreement”), and the Series Agreements for Series Future Stars Stable, Series Just Louise 19, Series Lost Empire 19, Series Cayala 19, Series Consecrate 19, Series Collusion Illusion, Series Monomoy Girl, Series Got Stormy, Series Motion Emotion, Series Social Dilemma, and Series Action Bundle attached thereto (the “Series Agreements”). We understand that the Interests will be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Interests (each, a “Subscription Agreement” and collectively the “Subscription Agreements”).

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Organization of the Company, (ii) the Operating Agreement, (iii) the Series Agreements, (iv) corporate proceedings, including the resolutions of the manager of the Company, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained herein. We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters. We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Securities and Exchange Commission (the “Commission”). In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

We have assumed that (i) the statements of the Company contained in the Offering Statement are true and correct as to all factual matters stated therein, (ii) the Offering Statement will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of such Interests at or prior to the issuance thereof. We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of California and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of California, the federal law of the United States, and Chapter 86 of the Nevada Revised Statutes (the “Nevada Act”). We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. We are opining only as to the matters expressly set forth herein and we express no opinion as to any matter not expressly opined on herein.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that:

The Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, applicable Series Agreements and applicable Subscription Agreements against payment therefor in the manner contemplated in the Offering Statement, will be validly issued and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

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